Trimble Navigation Limited
Board of Directors Compensation Policy
(effective as of May 1, 2013)

The following is a schedule of the elements of compensation and expense reimbursement for nonemployee members of the Trimble board of directors, effective as of May 1, 2013.

•	A stock option grant of 25,000 shares under the Trimble Amended and Restated 2002 Stock Plan upon the initial appointment or election to the board.

•	An additional annual stock option grant of 25,000 shares to be granted to each director upon re-election by the shareholders at Trimble’s Annual Shareholders’ Meeting.

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Options granted to directors are at fair market value on the date of grant and will have a term of 7 years, vesting monthly, on a pro-rated basis, over 1 year. Vested options are exercisable for 12 months after the individual ceases to be a member of the board, but in no event longer than the regular term of the stock option grant.

•	An annual cash retainer of $60,000, payable quarterly, commencing with the company’s third fiscal quarter.

•	A director will be paid a travel and transportation allowance, in lieu of reimbursement for expenses, in accordance with the following schedule:
$4,000 for travel to a meeting held between 1,000 miles and 3,000 miles from the director’s place of residence.
$15,000 for travel to a meeting held more than 3,000 miles from the director’s place of residence.

Note:	Miles are one-way and will be measured by air miles between airports.
Nickolas W. Vande Steeg will be paid a travel and transportation allowance of $1,500.

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Reimbursement of travel expenses consistent with Trimble policy for travel to a meeting held less than 1,000 miles from the director’s place of residence and all necessary travel on Trimble business, other than to attend a board meeting.